Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated November 15, 2022, relating to the balance sheet of NV REIT, LLC as of September 7, 2022 (inception), and the related notes to the financial statement.

/s/ Artesian CPA, LLC

Denver, CO

December 19, 2022